UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

(Amendment No.    )

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Calavo Growers, Inc.

(Name of Registrant as Specified in Its Charter)

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Since 1924

The First Name in Avocados

1141‑A Cummings Road

Santa Paula, California 93060

ADDITIONAL INFORMATION REGARDING THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 22, 2020

Calavo Growers, Inc. (the “Company”) issued the following press release on April 8, 2020 relating to the Company’s annual meeting of shareholders (the “Annual Meeting”) to be held on Wednesday, April 22, 2020. The press release should be read in conjunction with the Proxy Statement that the Company mailed on or about March 3, 2020 to shareholders as of the Annual Meeting’s record date of February 24, 2020 in connection with the solicitation of proxies by the Company’s Board of Directors for use at the Annual Meeting.

CALAVO GROWERS, INC. ANNOUNCES ADDITIONAL ACCESS CAPABILITIES FOR ITS 2020 ANNUAL MEETING OF SHAREHOLDERS

SANTA PAULA, Calif. April 8, 2020—Calavo Growers, Inc. (Nasdaq-GS: CVGW) (the “Company”), a global avocado-industry leader and expanding provider of value-added fresh food, today announced that due to public meeting restrictions and continued public health concerns related to the spread of COVID‑19, the Company will provide its shareholders with a conference line and live audio webcast access for its 2020 annual meeting of shareholders to be held on Wednesday, April 22, 2020 at 1:00 pm Pacific Time. The meeting will consist of the formal business portion of the meeting only, and the Company is offering this alternative way for shareholders to obtain meeting information and results without attending in person.

Shareholders interested in joining the live call can dial (877) 407‑3982 from the U.S. International callers can dial (201) 493‑6780. A telephone replay will be available approximately two hours after the call concludes and will be available through Wednesday, May 6, 2020, by dialing (844) 512‑2921 from the U.S., or (412) 317‑6671 from international locations; passcode is 13701885. A live audio webcast will also be available on the Investor Relations section of the Company’s web site at ir.calavo.com. Joining the live call will not result in a shareholder being deemed present at the meeting, nor will it provide shareholders with the ability to vote their shares over the phone.

For any shareholders who plan to attend the meeting in person, the Company will, to the extent practical, employ “social distancing” and limit physical interaction as recommended by public health authorities.

Whether or not a shareholder plans to access the live call or webcast of the Annual Meeting, the Company urges all shareholders to vote and submit their proxies in advance of the Annual Meeting using one of the methods described in its proxy materials.  In the election of directors, shareholders may elect to cumulate their votes.  While registered shareholders can do so on their proxy cards, any beneficial shareholder who normally attends the meeting and wishes to vote cumulatively using a legal proxy should contact Calavo’s Inspector of Elections, Christopher J. Woods of American Election Services, Inc., at chriswoods@americanelectionservices.com.

Shareholders are encouraged to read the Company’s proxy statement carefully. All information included in the proxy statement remains unchanged except with respect to the matters set forth herein.

About Calavo Growers, Inc.

Calavo Growers, Inc. is a global avocado-industry leader and an expanding provider of value-added fresh food serving retail grocery, foodservice, club stores, mass merchandisers, food distributors and wholesalers worldwide. The Company’s Fresh segment procures and markets fresh avocados and select other fresh produce, including tomatoes and papayas. The Renaissance Food Group (RFG) segment creates, markets and distributes a portfolio of healthy, fresh foods, including fresh-cut fruit, fresh-cut vegetables and prepared foods. The Foods segment manufactures and distributes guacamole and salsa. Founded in 1924, Calavo’s fresh food products are sold under the respected Calavo brand name as well as Garden Highway, Chef Essentials and a variety of private label and store brands.

Contact: Financial Profiles, Inc.

Lisa Mueller, Senior Vice President

(310) 622‑8231

calavo@finprofiles.com